1                                                      EXHIBIT 10(e)
                                                       FORM 10-Q for the Quarter
                                                       Ended September 30, 1996

               AT&T CAPITAL CORPORATION LEADERSHIP SEVERANCE PLAN

The purpose of the 1996 AT&T Capital Corporation Leadership Severance Plan is to provide severance benefits to certain of the management employees of AT&T Capital Corporation (the "Company") and its Subsidiaries.

     1. Definitions. As used in this Plan, the following terms shall have respective meanings set forth below:

    (a)"Board" means the Board of Directors of the Company.

    (b)"Cause" means (i) a Participant's commission or conviction of a felony (or guilty or nolo contendere plea in connection therewith); (ii) a determination by the Board or the Committee that a Participant has defrauded the Company; or (iii) a determination by the Board or the Committee that a Participant has committed a material breach of the duties and responsibilities of the Participant that has caused significant adverse harm to the Company, which breach is (A) demonstrably willful and deliberate, (B) committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and (C) not remedied within a reasonable period of time after receipt of written notice from the Company specifying such breach.

     (c)"Closing Date" shall have the same meaning as in the Agreement and Plan of Merger among AT&T Capital Corporation, AT&T Corp., Hercules Limited and Antigua Acquisition Corporation, dated as of June 5, 1996, and amended on August 20, 1996.

     (d)"Committee" means the Compensation Committee of the Board.

     (e)"Company" means AT&T Capital Corporation, a Delaware corporation.

     (f)"Compensation" means a Participant's then current annual rate of base salary as of his Date of Termination and his target annual incentive award for the year in which his Date of Termination occurs (not taking into account any reductions that would constitute a reason for a Qualifying Termination) and commissions actually paid during the twelve
        (12) months immediately preceding the Date of Termination.

     (g)"Continuous Service" means the Participant's continuous service with the Company (and any of its Subsidiaries), plus any periods of continuous service with AT&T Corp. or NCR Corporation (or AT&T Global Information Solutions, Inc.) prior to January 1, 1994 and any periods of prior




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2                                                      EXHIBIT 10(e)
                                                       FORM 10-Q for the Quarter
                                                       Ended September 30, 1996

     service that have been designated as "vesting service" under the AT&T Capital Corporation Retirement and Savings Plan. For purposes of the Plan, Continuous Service shall be measured as of a participant's Date of Termination, including any notice period provided for in Section 8 of the Plan.

  (h)"Date of Termination" means the date on which a Participant's employment with the Company terminates.

  (i)"Disability" means, with respect to a Participant, a determination by the Committee that such Participant has become "disabled" within the meaning of the Company's long-term disability plan as in effect at the time.

  (j)"Final Annual Pay" means the higher of (i) the sum of a Participant's then current rate of annual base salary as of his Date of Termination and 110% of target annual incentive under the Company's 1995 Member Annual Incentive Plan and the Company's 1995 Senior Executive Annual Incentive Plan, or any successor plan, for the year in which a Date of Termination occurs (not taking into account any reduction that would constitute a basis for a Qualifying Termination) and commissions actually paid during the twelve
     (12) months immediately preceding the Date of Termination and (ii) for Participants who have three or more years of service with the Company prior to the Participant's Date of Termination, the quotient equal to (A) the sum of a Participant's (1) annual rate of base salary (not taking into account any reduction that would constitute a basis for a Qualifying Termination),
     (2) actual annual incentive payment earned under the Company's 1995 Member Annual Incentive Plan and the Company's 1995 Senior Executive Annual Incentive Plan, or any successor plan, and (B) commissions actually paid during the three (3) consecutive calendar years preceding the Participant's Date of Termination in which he had the greatest aggregate earnings, divided by (3) three (3) ("Average Earnings").

     For purposes of calculating Final Annual Pay, sign-on fees, retention fees, waiver fees and any other fees, bonuses or similar compensation shall be disregarded.

  (k)"Other Eligible Termination" means a termination of a Participant's employment by the Company (other than for Cause, Disability or Retirement), that is not an RIF Termination.

  (l)"Participant" means each employee of the Company or any Subsidiary who is classified as a "strategic system" member (other than a Corporate Leadership Team member or a Leadership Forum member) or any equivalent classification as determined by the Corporate Leadership Team (or any successor organization) of the Company (a "Strategic Member"), a Leadership Forum member or a Corporate Leadership Team member (or any successor classifications to such classifications) who 1) has waived his right to participate in the Company's Leadership Severance Plan, which became effective on October 5, 1995, and 2) was employed by the Company on the Closing Date. Payments and benefits under the Plan will be determined based upon such classification as of the Participant's Date of Termination (not taking into account any



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3                                                      EXHIBIT 10(e)
                                                       FORM 10-Q for the Quarter
                                                       Ended September 30, 1996

     reduction of classification at any time following the Closing Date which, if such reduction occurred prior to the second anniversary of the Closing Date, would constitute a reason for a Qualifying Termination under the
     Plan).

  (m)"Plan" means the 1996 AT&T Capital Corporation Leadership Severance
     Plan.

  (n)"Qualifying Termination" of the employment of a Participant with the Company and any relevant Subsidiaries means any of the following:

     (i)A termination of a Participant's employment by the Company and its Subsidiaries prior to the second anniversary of the Closing Date, other than a termination for Cause or(ii) A termination of employment by a Participant prior to the second anniversary of the Closing Date for one or more of the following reasons: (a) a reduction in base salary; (b) a significant reduction in annual cash target bonus; (c) an elimination or reduction of the Participant's eligibility to participate in the Company's benefit plans or programs that is inconsistent with the eligibility of similarly situated employees of the Company and its Subsidiaries to participate therein; (d) a significant reduction in the Participant's duties as they exist immediately after the Closing Date; or (e) an obligation to relocate more than 50 miles from the Participant's current work location; Provided that, in the case of any termination of employment by the Participant pursuant to this paragraph, such termination shall not be deemed to be a Qualifying Termination unless notice of such termination occurs within ninety (90) days after the Participant receives notice of the occurrence of the events constituting the reason for such termination. For purposes of this Plan, a termination of a Participant's employment by the Company or the Participant on account of the Participant's death, Disability or Retirement shall not constitute a Qualifying Termination.

  (o)"Retirement" means the voluntary retirement of a Participant pursuant to a retirement plan of the Company or any relevant Subsidiary.

  (p)"RIF Termination" means the termination of a Participant's employment (i) by the Company as a result of a reduction in force, change in operations, facility relocation or closing, or other job elimination, or (ii) pursuant to a Qualifying Termination.

  (q)"Subsidiary" means (i) any person that is directly or indirectly controlled by the Company or (ii) any other person in which the Company has a significant equity interest, as determined by the Committee.

   2. Payments-and Benefits Upon an RIF Termination. In the event a Participant's employment is terminated as a result of an RIF Termination, the Company will provide to such Participant the following payments and benefits:
(a) within five (5) days following the Participant's Date of


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4                                                      EXHIBIT 10(e)
                                                       FORM 10-Q for the Quarter
                                                       Ended September 30, 1996

Termination, the Company will pay to such Participant a lump sum cash payment equal to the greater of (i) two (2) weeks' Compensation for each full year of Continuous Service and (ii) the percentage of such Participant's Final Annual Pay set forth below (the "Severance Payments"): (A)for Strategic Members (other than Leadership Forum members), 100% of Final Annual Pay; (B) for Leadership Forum members (other than Corporate Leadership Team members), 150% of Final Annual Pay; and (C) for Corporate Leadership Team members, 200% of Final Annual
(b) (i) Within five (5) days following the Participant's Date of Termination, the Company shall provide to the Participant a lump sum cash payment (the "Benefits Payments") in an amount equal to 135% of the Participant's premium (determined as of the Date of Termination) required to obtain "COBRA" continued health and dental coverage (under Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code")) for the "continuation periods" set forth below (each continuation period shall begin on the first day of the calendar month following the month in which such Participant's Date of Termination occurs); provided, however, that if such continuation period exceeds the period of continuation coverage provided pursuant to COBRA, the Participant shall receive as part of such lump sum payment the cost of the remaining months' coverage as it would be calculated had COBRA applied:

     Strategic Members                     12 months

     Leadership Forum Members              18 months

     Corporate Leadership Team Members     24 months

     (ii) In addition, during the continuation periods indicated above, (A) the Company shall provide life insurance coverage in the amount of one (1) times Pay (as such term is defined in the Company's Life and Accidental Loss Insurance Plan, or any comparable definition contained in a replacement or successor plan (the "Life Insurance Plan")) to the Participant ("Basic Life Insurance"), and
(B) if a Participant was receiving prior to his Date of Termination supplemental life insurance coverage under the Life Insurance Plan in addition to Basic Life Insurance ("Supplemental Life Insurance"), such Participant may elect to continue such Supplemental Life Insurance by paying the difference between the cost of providing Supplemental Life Insurance and the cost of providing Basic Life Insurance. If a Participant elects to continue Supplemental Life Insurance, the cost will be deducted from such Participant's Benefits Payments hereunder. All benefits granted, payable or otherwise available to Leadership Forum members and Corporate Leadership Team members under the Company's Financial Counseling Plan and Executive Car Plan shall continue for a period of one (1) year from the Participant's Date of Termination. (c)Within five (5) days following the Participant's Date of Termination, the Company will pay to such Participant a lump sum cash payment equal to the sum of (i) the Participant's base salary to the extent earned but not theretofore paid, (ii) any earned, but unpaid, bonus,
(iii) the value of such Participant's accrued, but unused, vacation, personal days and floating holidays (including days permitted to be carried forward from the prior year) and (iv) any other amounts due and owing to the Participant by the Company.


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5                                                      EXHIBIT 10(e)
                                                       FORM 10-Q for the Quarter
                                                       Ended September 30, 1996

     3. Payments and Benefits Upon an Other Eligible Termination. In the event a Participant's employment is terminated as a result of an Other Eligible Termination, the Company will provide to such Participant the following payments and benefits: (a) Within five (5) days following the Participant's Date of Termination, the Company will pay to such Participant a lump sum cash payment equal to the greater of (i) one (1) week's Compensation for each full year of Continuous Service and (ii) the percentage of such Participant's Final Annual Pay set forth below (the "Severance Payments"): (A) for Strategic Members (other than Leadership Forum members), 50% of Final Annual Pay; (B) for Leadership Forum members (other than Corporate Leadership Team members), 100% of Final Annual Pay; and (C) for Corporate Leadership Team members, 150% of Final Annual Pay. (b) (i) Within five (5) days following the Participant's Date of Termination, the Company shall provide to the Participant a lump sum cash payment (the "Benefits Payments") in an amount equal to 135% of the Participant's premium (determined as of the Date of Termination) required to obtain "COBRA" continued health and dental coverage (under Section 4980B of the Code) for the following "continuation periods" (each continuation period shall begin on the first day of the calendar month following the month in which such Participant's Date of Termination occurs):

Strategic Members                      6 months

Leadership Forum Members              12 months

Corporate Leadership Team Members     18 months

     (ii) In addition, during the continuation periods indicated above, (A) the Company shall provide Basic Life Insurance to the Participant and (B) if a Participant was receiving Supplemental Life Insurance coverage prior to his Date of Termination, such Participant may elect to continue such Supplemental Life Insurance by paying the difference between the cost of providing Basic Life Insurance and the cost of providing Supplemental Life Insurance. If a Participant elects to continue Supplemental Life Insurance, the cost will be deducted from such Participant's Benefits Payments hereunder. (c) Within five
(5) days following the Participant's Date of Termination, the Company will pay to such Participant a lump sum cash payment equal to the sum of (i) the Participant's base salary to the extent earned but not theretofore paid, (ii) any earned, but unpaid, bonus, (iii) the value of such Participant's accrued, but unused, vacation, personal days and floating holidays (including days permitted to be carried forward from the prior year) and (iv) any other amounts due and owing to the Participant by the Company.

     4. Sale of Division or Unit. Notwithstanding anything contained herein to the contrary, in the event of a sale of a division or unit of the Company, such sale shall not result in an RIF Termination or an Other Eligible Termination with respect to any affected Participant, and no such Participant shall be eligible to receive the Severance Payments or benefits provided under Section 2 or 3 of the Plan if, in the reasonable judgment of the Plan Administrator, such Participant is offered a comparable position with comparable compensation with the acquiring or resulting company in the



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6                                                      EXHIBIT 10(e)
                                                       FORM 10-Q for the Quarter
                                                       Ended September 30, 1996


same general geographic area as such Participant's then current position ("Comparable Employment").

     5. Certain Additional Payments by the Company and Payment Limitations.

     (a) Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or any of its affiliates to or for the benefit of a Participant who is a Corporate Leadership Team member or Leadership Forum member (whether paid or payable or distributed or distributable pursuant to the terms of this Plan, any of the Company's other compensation, severance, share ownership or benefit plans or otherwise, but determined without regard to any additional payments required under this Section 5) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or imposed by any other taxing authority, or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Participant shall be entitled to receive an additional payment (a "Gross-Up Payment"), no later than twenty (20) days following such Payment in an amount such that after payment by the Participant of all taxes (and any interest and penalties imposed with respect thereto) including, without limitation, any income and employment taxes and Excise Tax, imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. All federal, state and local income and employment tax calculations shall be based upon the maximum marginal rates then in effect.

     (b) All determinations required to be made under this Section 5 shall be made by the Company's public accounting firm that is performing such services immediately prior to the change in ownership or control giving rise to the Excise Tax pursuant to Section 4999 of the Code. Such determination shall be made no later than fifteen (15) days following any Payment. Such accounting firm shall provide its determination to the Participant and the Company. If the accounting firm determines that no Excise Tax is payable by the Participant, it shall furnish the Participant with a written opinion to such effect.

     (c) Notwithstanding the foregoing, in the event that the amount of the Participant's Excise Tax liability is subsequently determined to be greater than the Excise Tax liability with respect to which the Gross-Up Payment under
Section 5(a) was made, the Company shall pay to the Participant an additional Gross-Up Payment with respect to such additional Excise Tax (and any interest and penalties thereon) at the time that the amount of the actual Excise Tax liability is finally determined.

     (d) The Participant and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax and the expenses of any such proceedings shall be borne solely by the Company.

     (e) While the foregoing provisions of Section 5(a) - (d) do not apply to Strategic Members, all payments made under this Plan to Strategic



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7                                                      EXHIBIT 10(e)
                                                       FORM 10-Q for the Quarter
                                                       Ended September 30, 1996


Members shall be subject to the provisions of the AT&T Capital Corporation Employee Compensation Adjustment Plan, as in effect from time to time.

    6. Enhanced Payments. Any Participant who signs a Separation Agreement and General Release prepared by the Company (substantially in the form attached hereto as Annex A) in connection with a termination of employment under this Plan shall receive an additional lump sum payment, within thirty (30) days following such Participant's execution of a Separation Agreement and General Release, equal to 20% of the Severance Payment to which such Participant is entitled.

     7. Outplacement Services. The Company will provide Participants with reasonable outplacement services commensurate with such Participant's position in the event of an RIF Termination or an Other Eligible Termination.

         8.    Notice of Termination.

     (a) RIF Termination. Each Participant who is entitled to a Severance Payment in connection with an RIF Termination, other than a Qualifying Termination pursuant to Section l(n)(ii), shall receive written notice of termination from the Company at least ninety (90) days prior to the Participant's Date of Termination.

     (b) Other-Eligible Termination. Each Participant who is entitled to a Severance Payment pursuant to an Other Eligible Termination shall receive written notice of termination from the Company at least four (4) weeks prior to the Date of Termination.

     (c) Certain Terminations by Participants. A Participant who is terminating employment pursuant to one of the reasons set forth in Section l(n)(ii) shall provide the Company with written notice of termination of at least fifteen (15), but no more than ninety (90), days. Such notice shall be provided at any time during the 90-day period set forth in Section l(n)(ii).

     (d) Payment in Lieu of Notice. Notwithstanding the foregoing, the Company may, in its sole discretion, remove the Participant from the Company's payroll (and such date of removal shall be the Participant's Date of Termination) and provide the following payments in lieu of providing notice hereunder or receiving the Participant's notice: (i) an amount equal to the sum of (A) the Participant's base salary as of his Date of Termination (not taking into account any reductions that would constitute a reason for a Qualifying Termination) for the remaining applicable notice period and (B) (1) commissions actually earned by the Participant for the twelve (12) months immediately preceding the Participant's Date of Termination, divided by (2) 52.2, and (3) multiplied by the applicable number of weeks of notice, and (ii) in addition to any Benefits Payments owed hereunder, 100% of such Participant's COBRA premiums (determined as of the Date of Termination) for the applicable period of notice.

     (e) General. Each notice of termination under the Plan shall specify the category of such termination (i.e., an RIF Termination or an Other Eligible Termination) and shall be provided (by mail, hand delivery or



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8                                                      EXHIBIT 10(e)
                                                       FORM 10-Q for the Quarter
                                                       Ended September 30, 1996


facsimile) to the Participant at his last known address in the Company's records or at his place of employment or to the Company at its corporate headquarters (attention Head of Human Resources), as the case may be. Each Participant on a leave of absence or on disability leave during the applicable notice period will remain on the Company's payroll for a minimum of thirty (30) days following such Participant's return from such leave. In the event that, following the delivery of a notice of termination by a Participant or the Company, the Participant's employment terminates for a reason other than that specified in the applicable notice of termination, the Participant's right to receive any applicable Severance Payment or Benefits Payment described in Section 2 or 3 of the Plan shall be based upon that other reason rather than the reason specified in the original notice of termination of employment, and the Company shall have no obligation to continue the Participant on its payroll after such Participant's Date of Termination.

     9. Transfers. If a Participant accepts a transfer to a position within the Company or any Subsidiary within the notification period of Section 8, such Participant will not be treated as being terminated pursuant to an RIF Termination or Other Eligible Termination.

     10. Withholding Taxes. The Company may withhold from all payments due to a Participant (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

     11. Reimbursement of Expenses. If any contest or dispute shall arise under this Plan involving termination of a Participant's employment with the Company, and it is finally determined by a court of competent jurisdiction that the Company failed or refused to perform fully in accordance with the terms hereof, the Company shall reimburse the Participant for all reasonable legal fees and expenses incurred by the Participant in connection with such contest or dispute, together with interest in an amount equal to the prime rate of Citibank, N.A. from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law. Such interest shall accrue from the date the Company receives the Participant's statement for such fees and expenses through the date of payment therefor.

          12.  Termination or Amendment of Plan.

     (a) This Plan shall be in effect as of the Closing Date and shall continue until terminated on the fifth anniversary of the Closing Date.

     (b) The Company shall have the right, in its sole discretion, pursuant to action by the Board or the Committee, to approve any amendment of this Plan; provided, however, that in no event shall this Plan be amended in any manner which would adversely affect the rights or potential rights of Participants.

     13. Scope of Plan. Nothing in this Plan shall be deemed to entitle any Participant to continued employment with the Company or its Subsidiaries.



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9                                                      EXHIBIT 10(e)
                                                       FORM 10-Q for the Quarter
                                                       Ended September 30, 1996


14.     Successors; Binding Obligation.

     (a)This Plan shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company or a purchase of the securities of the Company. In the event of any such merger, consolidation, transfer of assets or purchase, the provisions of this Plan shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

     (b) The Company agrees that concurrently with any merger, consolidation, transfer of assets or purchase of the securities of the Company referred to in paragraph (a) of this Section 14, it will cause any successor or transferee unconditionally to assume all of the obligations of the Company hereunder.

     (c) This Plan shall inure to the benefit of and be enforceable by each Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant shall die while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant's estate.

     15. Full Settlement. The Company's obligation to make any payments provided for by this Plan to a Participant and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Participant or others. In no event shall a Participant be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

     16. Employment with Subsidiaries. Employment with the Company for purposes of this Plan shall include employment with any of its Subsidiaries.

     17. Other Severance Payments. All Severance payments due under the Plan (whether related to an RIF Termination or an Other Eligible Termination) shall be in addition to any other amounts payable under any other plan of the Company, but shall be reduced by the present value of any severance payments required to be paid to a member whose work location is outside the United States pursuant to any non-U.S. statute, regulation, law or plan.

     18. Governing Law; Validity. The interpretation, construction and performance of this Plan shall be governed by and construed and enforced in accordance with the internal laws of the State of New Jersey without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or



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10                                                     EXHIBIT 10(e)
                                                       FORM 10-Q for the Quarter
                                                       Ended September 30, 1996


enforceability of any other provision of this Plan, which other provisions shall remain in full force and effect.

     19. Administration. The Company shall be the "Plan Administrator" of the Plan, but the Plan shall be administered on the Company's behalf by the Company's Head of Human Resources and General Counsel. The Plan Administrator shall make the rules and regulations necessary to administer the Plan and shall have the responsibility and discretionary authority to interpret the terms of the Plan, determine eligibility for benefits and to determine the amounts of such benefits. Appeals of decisions and interpretations by the Plan Administrator may be made by Participants to the Company' s Corporate Leadership Team (the "Committee") or any designated subcommittee thereof. In the event a decision must be made with respect to a specific claim or benefit of either the Head of Human Resources or the General Counsel, such person shall not be involved in any such decision. No member of the Committee shall participate in any appeal with respect to his benefits hereunder. To the extent permitted by law, all agents and representatives of the Plan Administrator shall be indemnified by the Company against any claims, and the expenses of defending against such claims, resulting from any action or conduct (not taken in bad faith) relating to the administration of the Plan.

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